Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of April 1, 2014 (the “Effective Date”), by and between RED RIVER BANK (the “Bank”) and R. Blake Chatelain, a resident of Rapides Parish, Louisiana (“Executive”) (the signatories to this Agreement will be referred to jointly as the “Parties”).

WITNESSETH:

WHEREAS, the Bank is a wholly-owned subsidiary of Red River Bancshares, Inc. (the “Company”);

WHEREAS, the Bank has agreed to employ Executive, and Executive has agreed to be employed by the Bank, subject to and on the terms and conditions set forth herein; and

WHEREAS, both the Bank and Executive have reviewed and understand the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and the Bank agree as follows:

1.Term of Employment.  This Agreement shall become effective upon the Effective Date and shall automatically extend on a day-to-day basis for an “evergreen” three-year term, subject to earlier termination pursuant to Section 5 (the “Term of Employment”).

2.Duties and Place of Performance.

(a)Duties.  During the Term of Employment, Executive shall serve as the Bank’s President and Chief Executive Officer and will report directly to the Board of Directors of the Bank.  Executive shall perform all services reasonably required by the Board of Directors in conformity with the appropriate standards of the banking industry to fully execute the duties and responsibilities associated with his positions.  Executive will devote substantially all of his working time, attention and energies to the performance of his duties for the Bank.  Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities under this Agreement, to (i) manage Executive’s personal, financial and legal affairs, and (ii) serve on civic or charitable boards or committees.

(b)Place of Performance.  Executive’s place of employment will be the Bank’s principal executive offices in Alexandria, Louisiana.

3.Compensation and Benefits.  Unless otherwise expressly provided herein, all payments of compensation to Executive shall be payable in accordance with the Bank’s ordinary payroll and other policies and procedures.

(a)Base Salary.  Upon the Effective Date, Executive’s annual base salary shall be $266,631 (“Base Salary”). Commencing on the date that is 12 months from the Effective Date, and for each 12-month period thereafter during the Term of Employment, the Base Salary shall increase by a minimum of three percent (3%) in excess of the Base Salary for the immediately preceding 12-month period.  The Bank shall have the right to deduct from any payment of all compensation to Executive hereunder any federal, state or local taxes required by law to be withheld with respect to such payments and any other amounts specifically authorized to be withheld or deducted by Executive, such as those related to Executive’s participation in the Bank’s employee benefit plans or agreements.

(b)Annual Discretionary Incentive Bonus Plan.  Executive, if employed on the date that such bonus is awarded by the Board of Directors, shall be eligible for performance-based annual cash awards calculated on a basis comparable to other senior officers of the Bank and otherwise in such amount as determined by the Board of Directors (or any committee thereof), in their sole discretion, based upon Executive’s individual contribution to the achievement of the Bank’s goals for the prior calendar year.

(c)Participation in Employee Benefit Programs.  During the Term of Employment, Executive shall be entitled to participate in any benefit programs, including medical, dental, life and disability insurance, applicable to all employees of the Bank or to executive employees of the Bank in accordance with the Bank’s policy and the provisions of the benefit plans and agreements related to such programs.  This Agreement, which provides certain additional benefits, does not preclude Executive’s participation in any other programs of the Bank.

(d)Reimbursement of Expenses.  During the Term of Employment, the Bank shall promptly pay all reasonable expenses incurred by Executive for all reasonable travel and other business related expenses incurred by him in performing his obligations under this Agreement in accordance with the Bank’s travel and business expense policy, such expenses to be reviewed by the Board of Directors on a periodic basis.  Any required reimbursements shall be paid to Executive no later than the last day of the calendar month following the calendar month in which the underlying expense was incurred by the Executive, and the amount of expenses eligible for reimbursement during any year may not affect the expenses eligible for reimbursement in any other year.

(e)Vehicle Allowance.  During the Term of Employment, the Bank shall pay or reimburse Executive in the amount of $850 per month, for the purchase or lease of a vehicle for Executive’s transportation to and from the offices of the Bank and for use in engaging in activities in the name of or for the benefit of the Bank (the “Vehicle Allowance”).  Commencing on the date that is 12 months from the Effective Date, and for each 12-month period thereafter during the Term of Employment, the Vehicle Allowance shall increase by a minimum of three percent (3%) in excess of the Vehicle Allowance for the immediately preceding period.

(f)Club Membership.  During the Term of Employment, the Bank shall pay or reimburse Executive for membership fees and dues on behalf of Executive at all country clubs, civic clubs and dinner clubs listed on Exhibit A and in which Executive is a member as of the Effective Date.

(g)Life Insurance.  The Bank shall maintain in effect that certain Endorsement Method Split-Dollar Agreement, dated as of October 1, 2004, by and between the Bank and the Executive, in accordance with its terms.

(h)Payment of Accrued Benefits Upon Termination.

(i)If Executive’s employment is terminated, the Bank shall, within thirty (30) days following such termination, pay to Executive or his estate the Accrued Benefits (as defined in Section 24) earned or accrued as of the date of termination and any benefits payable under the benefit plans referred in Section 3(c).  If Executive’s employment is terminated due to the disability of Executive as determined under Section 5(b), the portion of Executive’s Base Salary due shall be reduced by the amount of any benefits received by Executive under any disability policy maintained by the Bank under the benefit plans referenced in Section 3(c).

(ii)No termination under Section 5 shall terminate or adversely affect any rights of Executive then vested under any disability or other benefit program of the Bank.

(i)Limitation on Payments.  Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) and 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

(j)Fair and Adequate Compensation.  The Bank and Executive acknowledge that such compensation and the other covenants and agreements of the Bank contained herein are fair and adequate compensation for Executive’s services, and for the covenants described below.

4.Severance.

(a)Severance Payment.  Upon the earlier of (i) Executive’s termination without cause under Section 5(d), (ii) Executive’s resignation for cause under Section 5(e), or (iii) Executive’s termination following a Change in Control under Section 5(f), the Bank shall pay to Executive a cash lump sum payment equal to the product of (x) Executive’s monthly Base Salary in effect immediately prior to such termination or resignation multiplied by (y) the number of months remaining in the Term of Employment determined immediately prior to such termination or resignation (“Severance Payment”).  The Severance Payment shall be made within thirty (30) days following termination; provided, however, that (i) if the Severance Payment to Executive would cause the Bank to contravene any law, regulation or policy applicable to the Bank, the Bank and Executive agree that such Severance Payment shall be made to the extent permitted by law, regulation and policy, and the remainder of such Severance Payment shall be made from time to time at the earliest time permitted by law, regulation and policy, and (ii) in the event that Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined by the Company or its delegate), any payments or other benefits hereunder subject to Section 409A of the Code shall not be paid or provided until the earlier of (A) Executive’s death, or (B) the expiration of the 6-month period following Executive’s termination of employment. After the 30th day following the termination of employment or resignation, the outstanding Severance Payment (if any) shall, until paid, bear interest per annum at the prime lending rate as published in The Wall Street Journal on the 31st day following the end of the Term of Employment.  Except as otherwise specifically provided herein or under applicable law, the Bank shall have no other obligations hereunder or otherwise with respect to Executive’s employment from and after the termination or expiration date, and the Bank shall continue to have all other rights available hereunder.

(b)Severance Benefits.  Upon the termination of Executive’s Term of Employment as a result of the earlier of (i) Executive’s death, (ii) Executive’s disability as determined under Section 5(b), (iii) Executive’s termination without cause under Section 5(d), or (iv) Executive’s resignation for cause under Section 5(e), the Bank shall provide the following:

(i)The Bank shall continue to provide medical benefits to Executive and make available medical benefits to each of Executive’s dependents (through the periods described below) similar to those available prior to the date of termination of Executive’s employment consistent with the Bank’s program and policy for all executives.  However, in the event the premium cost and/or level of coverage shall change for all employees of the Bank, the cost and/or coverage level, likewise, shall change for Executive in a corresponding manner.  Such benefits shall be provided to Executive and each of his dependents until the earlier (determined separately as to Executive and each dependent) of (1) Executive’s or a dependent’s coverage under Medicare Part B, (2) the date on which any of a dependent ceases to be a dependent as defined under the Bank’s group medical plan, (3) the date on which Executive or a dependent is covered under a group plan maintained by another employer that provides substantially similar benefits with no applicable preexisting condition limitations, or (4) the end of the otherwise applicable COBRA period; and

(ii)The Bank shall maintain in effect that certain Endorsement Method Split-Dollar Agreement, dated as of October 1, 2004, by and between the Bank and the Executive, in accordance with its terms.

5.Termination.

(a)Death.  If Executive dies during the Term of Employment and while in the employ of the Bank, this Agreement shall automatically terminate and the Bank shall have no further obligation to Executive or his estate under this Agreement, except as provided in Section 3(h)(i) and Section 4(b).

(b)Disability.

(i)The Bank may terminate this Agreement if Executive shall be prevented from performing his duties hereunder by reason of becoming disabled.  For purposes of this Agreement, the terms “disabled”  and “disability” shall have the meaning set forth in the Bank’s long term disability plan or, if the Bank has no long term disability plan in effect at the time of Executive’s disability, shall mean that Executive has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing the essential functions of his duties under this Agreement for a continuous period of six (6) months, as determined by the Bank upon the advice of a qualified physician.  In the event a dispute arises between Executive and the Bank concerning Executive’s physical or mental ability to continue or return to the performance of his duties, Executive shall submit to examination by a competent physician mutually agreeable to both parties.  The physician’s opinion as to Executive’s capability to perform his duties will be final and binding.  During any period prior to termination during which Executive fails to perform his duties as a result of incapacity due to physical or mental illness, Executive shall continue to receive his full salary at the rate then in effect for such period until his employment terminates pursuant to this Section 5(b)(i), provided that payments so made to Executive during such period shall be reduced by the sum of the amounts, if any, payable to Executive under any disability benefit plans of the Bank that were not previously applied to reduce such payment.   This provision is not intended to affect or impair any rights Executive may have under the Americans With Disabilities Act or other applicable law.

(ii)In the event of a termination pursuant to this Section 5(b), the Bank shall be relieved of all its obligations under this Agreement, except as provided in Section 3(h)(i) and Section 4(b).

(c)Discharge for Cause.

(i)At any time during the Term of Employment, the Bank may discharge Executive for cause and terminate this Agreement by delivering to Executive a written notice of discharge. The notice of discharge shall set forth the reasons for Executive’s termination for cause.  For purposes of this Agreement, a discharge for “cause” shall be defined as the occurrence of any of the following events: Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or any final cease-and-desist order, or a material breach of any provision of this Agreement that is not cured by Executive within thirty (30) days following receipt of notice of such breach from the Bank.  For purposes of this Agreement, Executive shall not be deemed to be in breach of this Agreement for his failure to substantially perform his duties under this Agreement where such failure results because Executive has become disabled within the meaning of Section 5(b).  In such cases, termination of Executive shall be governed by the provisions of Section 5(b).

(ii)In the event of a termination pursuant to this Section 5(c), the Bank shall be relieved of all its obligations under this Agreement, except as provided in Section 3(h)(i).

(d)Discharge without Cause.

(i)At any time during the Term of Employment, the Bank shall be entitled to terminate Executive’s employment and this Agreement “without cause,” by providing him with a written notice of termination.  Any termination of this Agreement which is not for cause, as defined above in Section 5(c), which does not result from the death or disability of Executive, as set forth in Sections 5(a) and 5(b) respectively, and which does not result from the resignation of Executive as set forth in Section 5(e), Section 5(f) or Section 5(g), shall be deemed to be a discharge without cause.

(ii)In the event of a termination pursuant to this Section 5(d), the Bank shall be relieved of all its obligations under this Agreement, except as provided in Section 3(h)(i) and Section 4.

(e)Resignation for Cause.

(i)At any time during the Term of Employment, Executive may resign for cause and terminate this Agreement by delivering to the Bank a written notice of resignation.  The notice of resignation shall set forth the reasons for Executive’s resignation for cause.  For purposes of this Agreement, “resignation for cause” shall be defined as the termination of employment by Executive following the occurrence of any of the following events and the failure of the Bank to cure, if applicable, within the period specified in this Section 5(e):  (A) the assignment to Executive of duties that are materially inconsistent with Executive’s position, authority, duties or responsibilities, or any other action by the Bank which results in a material diminution in such position, authority, duties or responsibilities as set forth herein; (B) the Bank requiring Executive, without his consent, to be based at any office or location that is materially different geographically from the main office in Alexandria, Louisiana; or (C) any material breach of this Agreement by the Bank, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Bank promptly after receipt of notice thereof given by Executive.  Within ninety (90) days of the occurrence of any of the events described above, Executive shall give the Bank written notice that such event constitutes cause for resignation and the Bank shall thereafter have thirty (30) days in which to cure such an occurrence (except in the case of resignation following a Change in Control).  If the Bank has not cured such an occurrence within the 30-day period, the event shall constitute grounds for “resignation for cause.”

(ii)In the event of a termination pursuant to this Section 5(e), the Bank shall be relieved of all its obligations under this Agreement, except as provided in Section 3(h)(i) and Section 4.

(f)Resignation upon a Change in Control.

(i)At any time within twelve (12) months following a Change in Control, Executive may, in his sole discretion, resign for any reason or no reason by delivering to the Bank a written notice of resignation.

(ii)In the event of a termination pursuant to this Section 5(f), the Bank shall be relieved of all its obligations under this Agreement, except as provided in Section 3(h)(i) and Section 4.

(g)Resignation without Cause.

(i)Executive shall be entitled to terminate this Agreement by providing the Bank with a written notice of resignation at least ninety (90) days prior to the intended resignation date.  Any resignation by Executive which is not for cause, as defined above in Section 5(e), shall be deemed to be a resignation without cause.  In lieu of having Executive work for the Bank through the effective date of the resignation without cause, the Bank may terminate this Agreement immediately; provided, however, that the Bank shall still pay Executive amounts to which he would otherwise be entitled through the effective date of such resignation.  Upon the effective date of Executive’s resignation, Executive shall not be entitled to receive any other compensation or benefits as provided in the Bank’s benefit plans or agreements, except as provided in Section 3(h)(i).

(ii)In the event of termination pursuant to this Section 5(g), the Bank shall be relieved of all its obligations under this Agreement, except as provided in Section 3(h)(i).

6.Non-Disclosure and Confidentiality.

(a)Executive acknowledges that, by the nature of his duties, he will or may have access to and become informed of confidential, proprietary, and highly sensitive information relating to the Bank and which is a competitive asset of the Bank (“Proprietary Information”), including, without limitation, information pertaining to: (i) the identities of the Bank’s existing and prospective customers or clients, including names, addresses, credit status, and pricing levels; (ii) the buying and selling habits and customs of the Bank’s existing and prospective customers or clients; (iii) financial information about the Bank; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, the Bank’s employees; (vi) the identities of and pricing information about the Bank’s suppliers and vendors; (vii) training programs developed by the Bank; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) the Bank’s financial results and business conditions; (xii) business plans and strategies; (xiii) special processes, procedures, and services of the Bank and its suppliers and vendors; and (xiv) computer programs and software developed by the Bank or its consultants.

(b)The term Proprietary Information does not include information or know-how which: (i) is in Executive’s possession prior to its disclosure to him by the Bank (as shown by competent written evidence in Executive’s files and records immediately prior to the time of disclosure); (ii) is available to the general public other than through any inaction or action (whether or not wrongful) on Executive’s part; or (iii) is approved for release by written authorization of the Bank.

(c)Executive agrees during the Term of Employment and for a period of two (2) years following termination or expiration of this Agreement not to: (i) use, at any time, any Proprietary Information for his own benefit and for the benefit of another; or (ii) disclose, directly or indirectly, any Proprietary Information to any person who is not a current employee of the Bank, except in the performance of the duties assigned to Executive in this Agreement, at any time prior or subsequent to the termination of his employment with the Bank, except as such disclosure may be required by law.  Notwithstanding the foregoing, Executive shall not at any time during the Term of Employment or thereafter disclose any Proprietary Information to the extent that such information is deemed confidential under, or the disclosure thereof would otherwise contravene, any law, rule or regulation applicable to the Bank or could expose the Bank or any of its officers, directors or employees to any claim or liability as a result of the disclosure thereof.  Executive further agrees not to make copies of any Proprietary Information, except in the performance of the duties assigned to him in this Agreement.

7.Return of Bank Property.  Executive acknowledges that all memoranda, notes, records, reports, manuals, books, papers, letters, client and customer lists, contracts, software programs, information and records, drafts of instructions, guides and manuals, and other documentation (whether in draft or final form), and other sales or financial information and aids relating to the Bank’s business, and any and all other documents containing Proprietary Information furnished to Executive by any representative of the Bank or otherwise acquired or developed by Executive in connection with his association with the Bank (collectively, “Recipient Materials”) shall at all times be the property of the Bank.  Within twenty-four (24) hours of the termination of his employment with the Bank, Executive shall return to the Bank any Recipient Materials which are in his possession, custody or control.

8.Independent Covenants.  Executive acknowledges that the covenants set forth in Section 6 are material conditions to the Bank’s willingness to execute and deliver this Agreement and to provide Executive the compensation and benefits and other consideration provided hereunder.  The parties agree that the existence of any claim or cause of action of Executive against the Bank, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Bank of such covenants; provided, however, that a default by the Bank of the terms of this Agreement will constitute such a defense.  It is specifically acknowledged that the periods following the termination of employment stated in Section 6, during which the agreements and covenants of Executive made in such sections are effective, are to be computed by excluding from such computation any time during which Executive is in violation of any provision of Section 6.  In addition, Executive’s obligations under Section 6 shall survive the termination of this Agreement and Executive’s employment with the Bank.  Executive’s obligations under Section 6 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which he may have to the Bank under general legal or equitable principles, or other Bank policies.

9.Remedies.

(a)In the event that Executive violates any of the provisions set forth in Section 6 of this Agreement, Executive acknowledges that the Bank would suffer immediate and irreparable harm and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in Section 6 of this Agreement were not performed in accordance with their terms or otherwise were materially breached.  Accordingly, Executive agrees that, without the necessity of proving actual damages or posting bond or other security, the Bank shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which the Bank may be entitled, at law or in equity.  In such a situation, the parties agree that the Bank may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of Section 6 of this Agreement, and the pursuit of any particular remedy or remedies shall not be deemed an election of remedies or waiver of the right to pursue any other remedy.

(b)With the exception of claims for injunctive and/or other equitable relief, the parties agree and mutually consent to the resolution first by mediation and, if unsuccessful, thereafter, by arbitration of any and all claims or disputes between them, including but not limited to, claims arising out of or in connection with Executive’s employment, separation from employment, or this Agreement.  The parties mutually agree that such mediation and arbitration shall be in accordance with the then-current Employment Dispute Resolution Rules of the American Arbitration Association before a mediator or arbitrator who is licensed to practice law. One mediator shall be used and shall be chosen by mutual agreement of the parties.  If the matter cannot be settled by mediation, then the parties, by mutual agreement shall choose an arbitrator who is licensed to practice law.  The arbitrator shall issue a written decision and award stating the reasons therefor.  The decision and award shall be final and binding on both parties, their heirs, executors, administrators, successors and assigns. The arbitration filing fee and the costs and expenses of the arbitration shall be borne evenly by the parties.  It is the intention of the parties that this Agreement shall be enforceable under the Federal Arbitration Act and applicable state law.  The prevailing party in arbitration may be awarded attorneys’ fees by the arbitrator.

10.Notification of Prospective Employment.  If Executive intends to accept employment or an association with any third party which is engaged in a business similar to the business conducted by the Bank or which, because of the nature of his proposed or potential position with the third party, may require him to use or disclose the Bank’s Proprietary Information, he agrees to provide the Bank with notice of his intention to accept such employment or association no later than sixty (60) days prior to accepting such employment or association.  Prior to accepting employment or an association with any third party which is engaged in a business similar to the business conducted by the Bank or which, because of the nature of his proposed or potential position with the third party, may require Executive to use or disclose the Bank’s Proprietary Information, he agrees to provide a copy of this Agreement to such third party.  Finally, Executive agrees that the Bank may, at any time while any of the non-disclosure covenants contained in this Agreement are in force, provide notice of the existence of that Agreement to any third party with whom or which he proposes to negotiate or is negotiating concerning employment or to accept employment, without any liability to Executive for any such notice.

11.Goodwill.  Executive acknowledges that the Bank will, over a period of time, develop, significant relationships and goodwill between itself and its clients and customers by providing superior products and services. Executive further acknowledges that these relationships and this goodwill are a valuable asset belonging solely to the Bank.  Executive understands that the Bank agrees to compensate him, as well as to reimburse him for reasonable and necessary business expenses incurred, while he builds and/or maintains business relationships and goodwill with the Bank’s current and prospective clients and customers on a personal level.  Executive acknowledges that the responsibility to build and maintain business relationships and goodwill with current and prospective clients and customers creates a special relationship of trust and confidence between him, the Bank, and its clients and customers.

12.Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto, except that this Agreement may be assigned by the Bank in connection with a Change in Control, if necessary to achieve the Bank’s desired purpose in connection with the Change in Control.  Executive’s obligations under this Agreement are personal in nature and may not be assigned by Executive.  Any assignment in violation of this Section shall be void, and any permitted assignment shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

13.Notices.  All notices, requests, consents and other communications to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly given if (a) delivered personally, (b) delivered by a recognized overnight courier service, (c) sent by United States mail, or (d) sent by facsimile transmission followed by a confirmation copy delivered by recognized overnight courier service the next day.  Such notices, requests, consents and other communications shall be sent to the respective parties as follows (or at such other address for a party as shall be specified by like notice to the other party: (i) if to Executive: R. Blake Chatelain, 1704 Emberly Oaks, Alexandria, Louisiana 71301; and (ii) if to the Bank: Red River Bank, 1412 Centre Court, Suite 101, Alexandria, Louisiana 71301-3406, Attention: Board of Directors.  Any notice given pursuant to this Agreement shall be effective (i) in the case of personal delivery or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of a recognized overnight courier service, one (1) business day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.

14.Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, (A) such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (B) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (C) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

15.Complete Agreement; Modification.  The Parties acknowledge and agree that this Agreement constitutes the complete and entire agreement between the parties; that each executed this Agreement based upon the express terms and provisions set forth herein; that, in accepting employment with the Bank, Executive has not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement; and that all previous agreements, either oral or written, are expressly superseded and revoked by this Agreement.  Except as otherwise expressly provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement unless hereafter made in writing and signed by the party to be bound.  No waiver shall be deemed a continuing waiver or a waiver of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

16.GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF LOUISIANA, WITHOUT GIVING EFFECT TO PROVISION THEREOF REGARDING CONFLICT OF LAWS.  IT IS STIPULATED THAT THE STATE OF LOUISIANA HAS A COMPELLING STATE INTEREST IN THE SUBJECT MATTER OF THIS AGREEMENT, AND THAT EXECUTIVE HAS OR WILL HAVE REGULAR CONTACT WITH LOUISIANA IN THE PERFORMANCE OF THIS AGREEMENT.  EXCEPT AS PROVIDED IN SECTION 9(b), WITH RESPECT TO CLAIMS SUBJECT TO ARBITRATION, IN THE EVENT OF A DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE PARTIES IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE EXCLUSIVELY IN ANY COURT OF COMPETENT JURISDICTION IN RAPIDES PARISH, LOUISIANA.  TO THE EXTENT APPLICABLE, THIS AGREEMENT IS INTENDED TO COMPLY WITH THE DISTRIBUTION AND OTHER REQUIREMENTS UNDER SECTION 409A OF THE CODE.  FOR ANY PAYMENTS OR REIMBURSEMENTS TO BE MADE UNDER THIS AGREEMENT THAT ARE SUBJECT TO SECTION 409A OF THE CODE, THIS AGREEMENT SHALL BE INTERPRETED AND APPLIED IN A MANNER CONSISTENT WITH SECTION 409A OF THE CODE AND THE REGULATIONS PROMULGATED THEREUNDER.

17.Counterparts.  This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.Prior Agreements.  Executive represents that his service as an employee of the Bank will not violate any agreement:  (i) he has made that prohibits him from disclosing any information he acquired prior to his becoming employed by the Bank; or (ii) he had made that prohibits him from accepting employment with the Bank or that will interfere with his compliance with the terms of this Agreement.  Executive further represents that he has not previously, and will not in the future, disclose to the Bank any proprietary information or trade secrets belonging to any previous employer.  Executive acknowledges that the Bank has instructed him not to disclose to it any proprietary information or trade secrets belonging to any previous employer.

19.Survival of Covenants.  The provisions of Sections 3-9, 11, 14 and 16 of this Agreement shall survive the termination of Executive’s employment with the Bank and shall continue until all obligations of Executive relating to the provisions of the articles shall have been performed in full.

20.Voluntary Agreement.  The Parties acknowledge that each has carefully read this agreement, that each has had an opportunity to consult with his or its attorney concerning the meaning, import and legal significance of this Agreement, that each understands its terms, that all understandings and agreements between Executive and the Bank relating to the subjects covered in this Agreement are contained in it, and that each has entered into the Agreement voluntarily and not in reliance on any promises or representations by the other than those contained in this Agreement.

21.Restrictions Upon Funding.  The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement.  Executive or any successor-in-interest to Executive shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general unsecured claim.  For purposes of the Internal Revenue Code of 1986, as amended (the “Code”), the Bank intends this Agreement to be an unfunded, unsecured promise to pay on the part of the Bank.  For purposes of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Bank intends that this Agreement not be subject to ERISA.  If it is deemed subject to ERISA, it is intended to be an unfunded arrangement for the benefit of a select member of management, who is a highly compensated employee of the Bank for the purpose of qualifying this Agreement for the “top hat” plan exception under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  At no time shall Executive have or be deemed to have any lien nor right, title or interest in or to any specific investment or to any assets of the Bank.  If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of Executive, Executive shall assist the Bank by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.

22.Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement.  Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders.  Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate.  The word “or” is used in the inclusive sense.  Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent.  References to a person are also to its permitted successors or assigns.

23.Change in Control.  The parties acknowledge that the Executive has agreed to assume the positions of President and Chief Executive Officer and to enter into this Agreement based on his confidence in the current owners of the Bank and the direction of the Bank provided by the current Board of Directors.

(a)In the event that any compensation payable under this Agreement is determined to be a  “parachute payment” subject to the excise tax imposed by Section 4999 of the Code or any successor provision (the “Excise Tax”), the Bank agrees to pay to the Executive an additional sum (the “Gross Up”) in an amount such that the net amount retained by the Executive, after receiving both the payment and the Gross Up and after paying: (i) any Excise Tax on the payment and the Gross Up, and (ii) any federal, state, and local income taxes on the Gross Up, is equal to the amount of the payment.  Such payment shall be made not later than the end of the calendar year following the calendar year in which the Executive remits the related taxes to the relevant taxing authority.

For purposes of determining the Gross Up, the Executive shall be deemed to pay federal, state, and local income taxes at the highest marginal rate of taxation in his or her filing status for the calendar year in which the payment is to be made based upon the Executive’s domicile on the date of the event that triggers the Excise Tax.  The determination of whether such Excise Tax is payable and the amount of such Excise Tax shall be based upon the opinion of tax counsel selected by the Bank, subject to the reasonable approval of the Executive.  If such opinion is not finally accepted by the Internal Revenue Service, then appropriate adjustments shall be calculated (with additional Gross Up determined based on the principals outlined in the previous paragraph, if applicable) by such tax counsel based upon the final amount of Excise Tax so determined together with any applicable penalties and interest.  The final amount shall be paid, if applicable, within thirty (30) days after such calculations are completed, but in no event later than April 1st of the year following the event that triggers the Excise Tax.  Such compensation shall be payable in equal disbursements in accordance with the Bank’s ordinary payroll policies and procedures.

(b)Change in Control.  For purposes of this Agreement, “Change in Control” means:

(i)a change during any 12-month period in the ownership of the capital stock of the Bank or the Company, whereby a corporation, partnership, other entity, person, or group acting in concert (a “Person”) , as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), holds or acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a number of shares of capital stock of the Bank or the Company, as the case may be, which constitutes more than fifty percent (50%) of the combined voting power of the Bank’s or the Company’s then outstanding capital stock entitled to vote generally in the election of directors;

(ii)the consummation of any merger, consolidation, share exchange or reorganization plan involving the Bank or the Company, as the case may be, in which the Bank or the Company, as applicable, is not the surviving entity, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of more than 50% of the combined assets of the Bank or the Company to any Person other than to a wholly-owned subsidiary of the Bank or the Company or to any Affiliate (as defined in Rule 12b-2 under the Exchange Act) of any of the foregoing; or

(iii)individuals who constituted the Board of Directors of the Bank or the Company on April 1, 2014 (together with any new directors whose election by the Board of Directors of the Bank or the Company, as the case may be, or whose nomination for election by the Bank’s or the Company’s stockholders, as applicable, was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors of the Bank or the Company on April 1, 2014, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors of the Bank or the Company, as the case may be, then in office; provided, that the following events shall not constitute a Change in Control:

(iv)the acquisition of shares of capital stock of the Bank or the Company by the Bank or the Company or any of their subsidiaries or Affiliates;

(v)the acquisition of shares of capital stock of the Bank or the Company by any employee benefit plan (or trust) sponsored or maintained by the Bank or the Company;

(vi)any transfer of shares of capital stock by gift, devise or descent by a stockholder to a member of such stockholder’s family or to a trust established or maintained for the benefit of a stockholder or any member of his family; or

(vii)the acquisition of shares of capital stock by any officer or employee of the Bank or the Company pursuant to any stock option plan established by the Bank or the Company.

24.Accrued Benefits.  For purposes of this Agreement, “Accrued Benefits” shall mean:

(a)Any portion of Executive’s Base Salary earned through the date of termination of Executive’s employment and not yet paid;

(b)Reimbursement for any and all amounts advanced in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive through the date of termination of Executive’s employment in accordance with the Bank’s policies and procedures on reimbursement of expenses;

(c)If Executive participates in a Discretionary Bonus Plan, any cash bonus for the year prior to the year in which employment terminates that has been determined but that has not yet been paid to Executive under such a bonus plan; and

(d)Any earned vacation pay not theretofore used or paid in accordance with the Bank’s policy for payment of earned and unused vacation time.

[Signature Page Follows]

[Signature Page to Employment Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WITNESSES:			EXECUTIVE:

/s/ Amanda Owens			/s/ R. Blake Chatelain
Printed Name:	Amanda Owens		R. Blake Chatelain

/s/Alissa Sanders
Printed Name:	Alissa Sanders

WITNESSES:			THE BANK:

RED RIVER BANK,
a Louisiana state bank

/s/ E. Aubrey Flynn		By:	/s/ Andrew B. Cutrer
Printed Name:	E. Aubrey Flynn	Name:	Andrew B. Cutrer
		Title:	Senior Vice President

/s/ April Deloach
Printed Name:	April Deloach

/s/ Amanda W. Barnett
Notary Public
Printed Name of Notary Public:	Amanda W. Barnett
Notary Identification Number or Bar Roll Number:	19225
Rapides Parish, Louisiana
My commission expires:	at death

[SEAL]

EXHIBIT A

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